EXHIBIT 10.1

                               AGREEMENT


     This contracted dated October 23, 1998, is by and between GEOPHYSICAL de MEXICO ("GdM") and SEISMIC INTERNATIONAL ("INTERNATIONAL"). For and in consideration of the mutual promises and covenants contained within this agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. GdM is interested in the development of certain property located within the boundaries of the grid area location ("Area") identified on Exhibits on "A" and "B" to this Agreement. In order to facilitate development of the Area, GdM desires to obtain an interpretive map or maps and related information which may be used to evaluate the potential for potable water supplies beneath the Area.

     2. INTERNATIONAL agrees to obtain, through a 3-D seismic survey, a detailed interpretive map or maps and related information, and provide to GdM such interpretive map or maps and related information for Level 3, to the extent Level 3 lies beneath the grid area described on Exhibits "A" and "B". The detailed map(s) and related information will be interpretive in nature and will depict the depth and extent of structural formations, permeability, porosity and well location information to the extent any wells penetrate Level 3 within the boundaries of the grid area.

     3. INTERNATIONAL acknowledges the receipt of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) from GdM as part consideration under this Agreement. GdM agrees to pay INTERNATIONAL additional consideration of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) on delivery to GdM of the detailed map(s) and related information described above whether such map(s) and related information show the existence of water bearing aquifers or not.

     4. Should the 3-D seismic survey not be commenced within thirty (30) days of the execution of this Agreement, or the detailed interpretive map(s) and related information not be completed for any reason within seventy five
(75) days from the execution of this Agreement GdM shall not be obligated to pay the additional consideration called for in this Agreement, and INTERNATIONAL will be obligated to refund the entire FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) already received by INTERNATIONAL to GdM.

     5. INTERNATIONAL may subcontract any and all work required to be performed by INTERNATIONAL under this Agreement, as it deems necessary or appropriate, but in so doing will remain solely liable to GdM to comply with the terms of this Agreement, and GdM agrees to look solely to INTERNATIONAL for compliance with the terms of this Agreement.

     6. This instrument constitutes the entire agreement of the parties, and this Agreement supercedes any prior oral or written agreements or understandings concerning the subject matter of this Agreement. This Agreement may not be amended, except by written instrument signed by all parties, referring specifically to this Agreement.

     7. This Agreement will be construed under the laws of the State of Texas, and venue for any action in conjunction with this Agreement will be in Travis County, Texas.

     8. This Agreement inure to the benefit of the parties, their assigns, successors, and representatives.


                                     GEOPHYSICAL DE MEXICO


                                     /s/ Enciso Rivera Celia
                                     ________________________________
                                     Administrador Unico
                                     Printed Name and Title

                                     SEISMIC INTERNATIONAL

                                     /s/ Ulf L. Helleisz
                                     _________________________________
                                     _________________________________